Exhibit 99.1
YETI Reports Third Quarter 2025 Results
Net Sales Increased 2%
International Net Sales Increased 14%; Coolers & Equipment Net Sales Increased 12%
Updates 2025 Outlook
Increases 2025 Share Repurchase Target to $300 Million

Austin, Texas, November 6, 2025 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended September 27, 2025. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Third Quarter 2025 Highlights

•Net sales increased 2%, reflecting strong performance in Coolers & Equipment, partially offset by a decline in Drinkware. International sales grew 14%, while sales in the US declined 1%
•EPS decreased 27% to $0.48; Adjusted EPS decreased 14% to $0.61, inclusive of a $0.14 unfavorable net impact from higher tariff costs in the third quarter of 2025
•Repurchased 4.3 million shares for $149.9 million, bringing year-to-date share repurchases to 5.0 million shares for $172.9 million

Matt Reintjes, President and Chief Executive Officer, commented, “Our third quarter results continue to show the strength of YETI and the positive momentum of our long-term growth strategy. Anchored in accelerating product innovation, a powerful and growing global brand, and expanding international reach, we are seeing meaningful wins across all three strategic growth pillars. As we look beyond 2025, continued execution against these three pillars sets YETI on the path to a long-term topline growth range of high-single-digits to low-double-digits.

A core component of our forward growth is the compounding effect of our innovation engine, which will deliver more new products in 2025 than ever before even amid significant supply chain disruption. This innovation is the result of continued investment in direct product development, plus the incremental capabilities and designs from our recent product-focused acquisitions in bags, cookware, and the soon-to-be-released shaker bottle. The broad-based introduction of new products across our 13 product platforms will be the driving force behind growth across Drinkware and Coolers & Equipment. This effort around innovation is amplified by the YETI brand from our strong foundational audiences to the significant expansion efforts across global sports, spanning youth to professional.”

Mr. Reintjes continued, “In the third quarter, even as we navigated a highly disruptive macroeconomic backdrop and a material transformation in our supply chain, we saw outstanding momentum domestically, highlighted by strong end-consumer demand overall and very robust US wholesale sell-through in our tracked channels in both Drinkware and Coolers & Equipment. This consumer demand underscores the clear strength of our brand and the impact of our innovation even in a cautious wholesale buying and consumer environment. Internationally, our business is firmly on track to achieve our historical levels of growth for the full year, accounting for the quarter-to-quarter dynamics and highlighting significant opportunities ahead in the global markets. Complementing our brand strength and innovation momentum, our global footprint continues to strengthen in the UK and Europe, and across our expanding partnerships in the rest of the world. We look forward to further highlighting how we are unlocking the next phase of elevated growth at our previously announced Investor Day in the first half of 2026.”

Third Quarter 2025 Results

Sales and adjusted sales both increased 2% to $487.8 million, compared to $478.4 million during the same period last year.

•Direct-to-consumer (“DTC”) channel sales increased 3% to $288.7 million, compared to $280.8 million in the prior year quarter, primarily due to growth in our Amazon Marketplace business, Corporate Sales, and YETI retail stores, partially offset by a decline in sales on our US YETI website.

•Wholesale channel sales increased 1% to $199.0 million, compared to $197.6 million in the same period last year, primarily due to growth in Coolers & Equipment. Wholesale channel sales were impacted by a cautious retail environment in the US.
•Drinkware sales decreased 4% to $263.8 million, compared to $275.0 million in the prior year quarter. As expected, Drinkware growth in our international regions was more than offset by a decline in our US region, reflecting a promotional market environment and inventory constraints driven by our supply chain transition.
•Coolers & Equipment sales increased 12% to $215.4 million, compared to $192.6 million in the same period last year, due to growth in both our US and international regions, primarily driven by strong performance in soft coolers and bags.
Sales in the US decreased 1% to $387.3 million, compared to $390.2 million in the prior year quarter. International sales increased 14% to $100.4 million, compared to $88.3 million in the prior year quarter reflecting growth across all regions, led by Europe and Australia, as well as increasing consumer enthusiasm in Japan, which launched in the second quarter of 2025.

Gross profit decreased 2% to $272.5 million, or 55.9% of sales, compared to $277.7 million, or 58.0% of sales, in the third quarter of 2024. The 210 basis points decrease in gross margin was primarily due to a 320 basis point unfavorable impact from higher tariff costs, as well as a lower mix of our Drinkware category. These decreases were partially offset by lower product costs, selective price increases implemented in the second quarter of 2025, and the absence in the current year quarter of purchase accounting inventory step-up amortization.

Adjusted gross profit decreased 2% to $272.5 million, or 55.9% of adjusted sales, compared to $278.5 million, or 58.2% of adjusted sales, in the third quarter of 2024. The 230 basis points decrease in adjusted gross margin was primarily due to a 320 basis point unfavorable impact from higher tariff costs, as well as a lower mix of our Drinkware category. These decreases were partially offset by lower product costs and selective price increases implemented in the second quarter of 2025.

Selling, general, and administrative (“SG&A”) expenses increased 5% to $218.2 million, compared to $208.1 million in the third quarter of 2024. As a percentage of sales, SG&A expenses increased 120 basis points to 44.7% from 43.5% in the prior year period. This increase was primarily due to growth investments related to technology and facilities, higher non-cash stock-based compensation, higher depreciation and amortization expense related to our continued capital investments to support future growth, and asset impairments, partially offset by lower marketing expenses on higher sales.

Adjusted SG&A expenses increased 3% to $205.9 million, compared to $199.3 million in the third quarter of 2024. As a percentage of adjusted sales, adjusted SG&A expenses increased 50 basis points to 42.2% from 41.7% in the prior year period. This increase was primarily due to growth investments related to technology and facilities, and depreciation and amortization expense related to our continued capital investments to support future growth, partially offset by lower marketing expenses on higher sales.

Operating income decreased 22% to $54.4 million, or 11.1% of sales, compared to $69.6 million, or 14.6% of sales during the prior year quarter.

Adjusted operating income decreased 16% to $66.6 million, or 13.7% of adjusted sales, compared to $79.2 million, or 16.6% of adjusted sales during the same period last year.

Other expense of $1.2 million compared to other income of $4.1 million in the third quarter of 2024, primarily due to foreign currency losses related to intercompany balances in the current year quarter versus foreign currency gains related to intercompany balances in the prior year quarter.

Net income decreased 30% to $39.4 million, or 8.1% of sales, compared to $56.3 million, or 11.8% of sales in the prior year quarter; Net income per diluted share decreased 27% to $0.48, compared to $0.66 in the prior year quarter.

Adjusted net income decreased 18% to $49.6 million, or 10.2% of adjusted sales, compared to $60.4 million, or 12.6% of adjusted sales in the prior year quarter; Adjusted net income per diluted share decreased 14% to $0.61, compared to $0.71 per diluted share in the prior year quarter.

Nine Months Ended September 27, 2025 Results

Sales and adjusted sales both increased slightly to $1,284.8 million, compared to $1,283.3 million in the prior year period.

•DTC channel sales increased 2% to $733.5 million, compared to $719.0 million in the prior year period, primarily due to growth in our Amazon Marketplace business, Corporate Sales, and YETI retail stores, partially offset by a decline in sales on our US YETI website.

•Wholesale channel sales decreased 2% to $551.3 million, compared to $564.3 million in the same period last year, primarily due to a decline in Drinkware, partially offset by growth in Coolers & Equipment.
•Drinkware sales decreased 4% to $705.8 million, compared to $736.1 million in the prior year period. Drinkware growth in our international regions was more than offset by a decline in our US region, reflecting a promotional market environment and inventory constraints driven by our supply chain transition.
•Coolers & Equipment sales increased 7% to $556.2 million, compared to $518.4 million in the same period last year, primarily driven by strong performance in bags, soft coolers, and hard coolers.
Sales in the US decreased 3%, to $1,026.4 million, compared to $1,052.9 million in the prior year period. International sales increased 12%, to $258.4 million, compared to $230.5 million in the prior year period reflecting growth across all regions, led by Europe and Canada, as well as Japan, which launched in the second quarter of 2025. The 12% increase in international sales included an FX headwind of approximately 150 basis points.

Gross profit decreased to $731.8 million, or 57.0% of sales, compared to $736.8 million, or 57.4% of sales, in the prior year period. The 40 basis points decrease in gross margin was primarily due to a 190 basis point unfavorable impact from higher tariff costs, as well as a lower mix of our Drinkware category. These decreases were partially offset by lower product costs, the absence in the current year period of purchase accounting inventory step-up amortization, and selective price increases implemented in the second quarter of 2025.

Adjusted gross profit decreased 1% to $731.4 million, or 56.9% of sales, compared to $742.4 million, or 57.8% of sales, in the prior year period. The 90 basis points decrease in gross margin was primarily due to a 190 basis point unfavorable impact from higher tariff costs, as well as a lower mix of our Drinkware category. These decreases were partially offset by lower product costs and selective price increases implemented in the second quarter of 2025.

SG&A expenses increased 3% to $593.8 million, compared to $574.0 million in the prior year period. As a percentage of sales, SG&A expenses increased 150 basis points to 46.2% from 44.7% in the prior year period. This increase was primarily due to growth investments related to technology and facilities, and higher non-cash stock-based compensation, partially offset by lower distribution and fulfillment expenses on higher sales.

Adjusted SG&A expenses increased 2% to $556.4 million, compared to $543.6 million in the prior year period. As a percentage of adjusted sales, adjusted SG&A expenses increased by 90 basis points to 43.3% from 42.4% in the prior year period. This increase was primarily due to growth investments related to technology and facilities, partially offset by lower distribution and fulfillment expenses on higher sales.

Operating income decreased 15% to $138.0 million, or 10.7% of sales, compared to $162.9 million, or 12.7% of sales during the prior year period.

Adjusted operating income decreased 12% to $175.0 million, or 13.6% of adjusted sales, compared to $198.8 million, or 15.5% of adjusted sales during the same period last year. The 12% decrease in adjusted operating income included an FX headwind of approximately 140 basis points.

Other income increased to $6.0 million compared to $0.4 million in the prior year period, primarily due to higher foreign currency gains related to intercompany balances in the current year period.

Net income decreased 13% to $107.2 million, or 8.3% of sales, compared to $122.5 million, or 9.5% of sales in the prior year period; Net income per diluted share decreased 9% to $1.29, compared to $1.42 in the prior year period.

Adjusted net income decreased 13% to $130.6 million, or 10.2% of adjusted sales, compared to $149.4 million, or 11.6% of adjusted sales in the prior year period; Adjusted net income per diluted share decreased 9% to $1.58, compared to $1.74 per diluted share in the prior year period. Adjusted net income per diluted share included an FX headwind of approximately $0.03 or 170 basis points of growth.

Balance Sheet and Liquidity Review

Cash was $164.5 million, total debt, excluding finance leases and unamortized deferred financing fees, was $74.9 million, and our $300 million Revolving Credit Facility remained undrawn as of the end of the third quarter of 2025.

Inventory decreased 12% to $324.0 million, compared to $370.2 million at the end of the prior year quarter.

Capital Allocation Update

YETI continues to expect strong free cash flow generation and remains committed to investing in the business to drive sustainable growth and enhance long-term shareholder value through share repurchases.

During the third quarter of 2025, we acquired certain assets, including designs, tooling, and intellectual property, related to the Helimix branded shaker bottle for $38.0 million in cash. This transaction was accounted for as an asset acquisition.

Pursuant to our existing $450 million share repurchase authorization, in the third quarter of 2025, we repurchased 4.3 million shares of YETI’s common stock on the open market for $149.9 million, bringing year-to-date share repurchases to 5.0 million shares for $172.9 million. Based on our current expectations, we now anticipate completing approximately $300 million in share repurchases during 2025, compared to our previous expectation of $200 million.

Updated 2025 Outlook

Mr. Reintjes concluded, “Our third quarter momentum sets the stage for a strong holiday and fourth quarter, reaffirming our confidence in delivering on both the top- and bottom-line for the full year. While the retail environment remains cautious, we are executing across the business to deliver innovation and growth amidst the disruptive and fluid tariff environment. Our supply chain transformation remains firmly on track, significantly diversifying our manufacturing footprint by year-end, providing operational resilience, and enhancing our global flexibility and capabilities to support long-term innovation, growth, and profitability.

Our financial strength is a cornerstone of our strategy, providing continued fuel for investment in growth initiatives. By the end of this year, we expect to have generated nearly $1.2 billion in free cash flow since 2019. Through disciplined management, including maintaining a strong balance sheet, significant share repurchases, innovation focused acquisitions and the strategic reduction of our debt, we’ve built a stronger company and expanded our capacity to expansively invest in future growth and drive long-term shareholder value creation. To that end, we are also increasing our share repurchase target for the year from the previously communicated $200 million to $300 million. This will bring our total repurchases over the past two years to $500 million, reducing shares outstanding by approximately 14% over that period. Between growth and strong, disciplined management we remain excited about the long-term global potential of YETI.”

For Fiscal 2025, a 53-week period, compared to a 52-week period in Fiscal 2024, YETI expects:

•Adjusted sales to increase 1% to 2% (versus previous outlook of flat to up 2%) including an approximately 300 basis point unfavorable impact related to our supply chain transformation;
•Adjusted operating income as a percentage of adjusted sales between 14.0% and 14.5% (consistent with previous outlook). This outlook reflects an approximate 230 basis point unfavorable net impact from higher tariff costs versus the prior year;
•An effective tax rate of approximately 25.5% (consistent with previous outlook);
•Adjusted net income per diluted share between $2.38 and $2.49 (versus previous outlook of between $2.34 and $2.48) including an approximately $0.40 net unfavorable impact from higher tariff costs;
•Diluted weighted average shares outstanding of approximately 81.5 million (versus previous outlook of 82.0 million). This outlook reflects the impact of the expected $300 million in share repurchases in Fiscal 2025 (versus previous outlook of $200 million in share repurchases);
•Capital expenditures of approximately $50 million (consistent with previous outlook), primarily to support investments in technology, new product innovation, and our supply chain; and
•Free cash flow of approximately $200 million (versus previous outlook of between $150 million and $200 million).

Conference Call Details
A conference call to discuss the third quarter of 2025 financial results is scheduled for today, November 6, 2025, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through November 20, 2025 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1133758.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of product recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our new product releases, global expansion, international sales growth, holiday season outlook, position to deliver top- and bottom-line growth, growth and innovation initiatives, share repurchase plans, supply chain transformation, free cash flow generation, the impact of tariffs, future financial performance, capital expenditures, and our expectations for opportunity, growth, and investments, including those set forth in the quotes from YETI’s President and CEO, and the 2025 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) adverse changes in international trade policies, tariffs and treaties, including increases in tariff rates and the imposition of additional tariffs; (xii) our ability to accurately forecast demand for our products and our results of operations; (xiii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiv) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xv) the integration and use of artificial intelligence; (xvi) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xvii) the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and (xviii) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2025, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts.

Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Arvind Bhatia, CFA
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$487,766	$478,440	$1,284,786	$1,283,333
Cost of goods sold	215,244	200,713	552,973	546,487
Gross profit	272,522	277,727	731,813	736,846
Selling, general, and administrative expenses	218,169	208,092	593,765	573,974
Operating income	54,353	69,635	138,048	162,872
Interest (expense) income, net	(52)	384	551	495
Other (expense) income, net	(1,198)	4,061	5,951	351
Income before income taxes	53,103	74,080	144,550	163,718
Income tax expense	(13,703)	(17,796)	(37,390)	(41,183)
Net income	$39,400	$56,284	$107,160	$122,535

Net income per share
Basic	$0.49	$0.66	$1.31	$1.44
Diluted	$0.48	$0.66	$1.29	$1.42

Weighted-average shares outstanding
Basic	80,396	84,707	81,909	85,285
Diluted	81,429	85,492	82,812	86,039

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	September 27, 2025	December 28, 2024	September 28, 2024
ASSETS
Current assets
Cash	$164,483	$358,795	$280,464
Accounts receivable, net	157,431	120,190	143,673
Inventory	323,995	310,058	370,233
Prepaid expenses and other current assets	50,797	37,723	51,949
Total current assets	696,706	826,766	846,319
Property and equipment, net	142,638	126,270	131,009
Operating lease right-of-use assets	126,015	78,279	82,006
Goodwill	72,308	72,557	72,894
Intangible assets, net	213,820	172,023	137,946
Other assets	8,655	10,225	3,013
Total assets	$1,260,142	$1,286,120	$1,273,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$146,744	$158,499	$148,174
Accrued expenses and other current liabilities	121,982	128,210	117,476
Taxes payable	14,994	38,089	16,314
Accrued payroll and related costs	16,471	28,610	22,465
Operating lease liabilities	16,017	19,621	17,410
Current maturities of long-term debt	5,841	6,475	6,287
Total current liabilities	322,049	379,504	328,126
Long-term debt, net of current portion	69,217	72,821	74,415
Operating lease liabilities, non-current	131,455	73,586	79,932
Other liabilities	34,865	20,102	20,733
Total liabilities	557,586	546,013	503,206

Stockholders’ Equity
Common stock	899	892	891
Treasury stock, at cost	(476,168)	(281,587)	(200,810)
Additional paid-in capital	456,519	405,921	411,245
Retained earnings	721,285	614,125	560,971
Accumulated other comprehensive (loss) gain	21	756	(2,316)
Total stockholders’ equity	702,556	740,107	769,981
Total liabilities and stockholders’ equity	$1,260,142	$1,286,120	$1,273,187

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Cash Flows from Operating Activities:
Net income	$107,160	$122,535
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	40,090	35,648
Amortization of deferred financing fees	481	488
Stock-based compensation	32,410	26,020
Deferred income taxes	19,211	(2,928)
Impairment of long-lived assets	1,194	2,025
Other	(4,473)	(1,492)
Changes in operating assets and liabilities:
Accounts receivable	(34,788)	(43,858)
Inventory	(10,159)	(15,104)
Other current assets	(6,263)	(4,022)
Accounts payable and accrued expenses	(36,539)	(65,515)
Taxes payable	(23,567)	(21,057)
Other	(2,918)	3,066
Net cash provided by operating activities	81,839	35,806
Cash Flows from Investing Activities:
Purchases of property and equipment	(31,772)	(31,341)
Business acquisition, net of cash acquired	—	(36,164)
Additions of intangibles, net	(49,470)	(19,542)
Net cash used in investing activities	(81,242)	(87,047)
Cash Flows from Financing Activities:
Repayments of long-term debt	(3,164)	(3,164)
Taxes paid in connection with employee stock transactions	(1,805)	(1,436)
Proceeds from employee stock transactions	—	289
Payments of finance lease obligations	(14,753)	(3,206)
Repurchases of common stock	(172,908)	(100,000)
Excise tax paid on repurchases of common stock	(1,562)	—
Net cash used in financing activities	(194,192)	(107,517)
Effect of exchange rate changes on cash	(717)	262
Net decrease in cash	(194,312)	(158,496)
Cash, beginning of period	358,795	438,960
Cash, end of period	$164,483	$280,464

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$487,766	$478,440	$1,284,786	$1,283,333
Product recall(1)	—	—	—	—
Adjusted net sales	$487,766	$478,440	$1,284,786	$1,283,333

Gross profit	$272,522	$277,727	$731,813	$736,846
Transition costs(2)	—	803	(395)	5,558
Adjusted gross profit	$272,522	$278,530	$731,418	$742,404

Selling, general, and administrative expenses	$218,169	$208,092	$593,765	$573,974
Non-cash stock-based compensation expense	(11,093)	(8,695)	(32,410)	(26,020)
Long-lived asset impairment	(1,194)	—	(1,194)	(2,025)
Organizational realignment costs(3)	—	—	(994)	(1,122)
Stockholder matters(4)	—	—	(2,760)	—
Transition costs(5)	—	(71)	—	(753)
Business optimization expense(6)	—	—	—	(415)
Adjusted selling, general, and administrative expenses	$205,882	$199,326	$556,407	$543,639

Gross margin	55.9%	58.0%	57.0%	57.4%
Adjusted gross margin	55.9%	58.2%	56.9%	57.8%
SG&A expenses as a % of net sales	44.7%	43.5%	46.2%	44.7%
Adjusted SG&A expenses as a % of adjusted net sales	42.2%	41.7%	43.3%	42.4%
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)For the nine months ended September 27, 2025, represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC. For the three months ended September 28, 2024, represents inventory step-up costs in connection with the acquisition of Mystery Ranch, LLC. For the nine months ended September 28, 2024, represents inventory step-up and inventory disposal costs in connection with the acquisition of Mystery Ranch, LLC.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025.
(5)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.
(6)Represents start-up, transition and integration costs associated with our new distribution facility in the United Kingdom.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Operating income	$54,353	$69,635	$138,048	$162,872
Adjustments:
Non-cash stock-based compensation expense(1)	11,093	8,695	32,410	26,020
Long-lived asset impairment(1)	1,194	—	1,194	2,025
Organizational realignment costs(1)(2)	—	—	994	1,122
Business optimization expense(1)(5)	—	—	—	415
Transition costs(3)	—	874	(395)	6,311
Shareholder matters(4)	—	—	2,760	—
Adjusted operating income	$66,640	$79,204	$175,011	$198,765

Net income	$39,400	$56,284	$107,160	$122,535
Adjustments:
Non-cash stock-based compensation expense(1)	11,093	8,695	32,410	26,020
Long-lived asset impairment(1)	1,194	—	1,194	2,025
Organizational realignment costs(1)(2)	—	—	994	1,122
Business optimization expense(1)(5)	—	—	—	415
Transition costs(3)	—	874	(395)	6,311
Shareholder matters(4)	—	—	2,760	—
Other (income) expense, net(6)	1,198	(4,061)	(5,951)	(351)
Tax impact of adjusting items(7)	(3,304)	(1,350)	(7,598)	(8,708)
Adjusted net income	$49,581	$60,442	$130,574	$149,369

Net sales	$487,766	$478,440	$1,284,786	$1,283,333
Adjusted net sales	$487,766	$478,440	$1,284,786	$1,283,333

Operating income as a % of net sales	11.1%	14.6%	10.7%	12.7%
Adjusted operating income as a % of adjusted net sales	13.7%	16.6%	13.6%	15.5%

Net income as a % of net sales	8.1%	11.8%	8.3%	9.5%
Adjusted net income as a % of adjusted net sales	10.2%	12.6%	10.2%	11.6%

Net income per diluted share	$0.48	$0.66	$1.29	$1.42
Adjusted net income per diluted share	$0.61	$0.71	$1.58	$1.74

Weighted average shares outstanding used to compute adjusted net income per diluted share	81,429	85,492	82,812	86,039
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)For the nine months ended September 27, 2025, represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC. For the three months ended September 28, 2024, represents inventory step-up costs and third party business integration costs in connection with the acquisition of Mystery Ranch, LLC. For the nine months ended September 28, 2024, represents inventory step-up costs, inventory disposal costs, and third-party business integration costs in connection with the acquisition of Mystery Ranch, LLC.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025.
(5)Represents start-up, transition and integration costs associated with our new distribution facility in the United Kingdom.
(6)Other (income) expense, net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.

(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and nine months ended September 27, 2025 and September 28, 2024.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended September 27, 2025			Three Months Ended September 28, 2024
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$199,047	$—	$199,047	$197,629	$—	$197,629
Direct-to-consumer	288,719	—	288,719	280,811	—	280,811
Total	$487,766	$—	$487,766	$478,440	$—	$478,440

Category
Coolers & Equipment	$215,386	$—	$215,386	$192,595	$—	$192,595
Drinkware	263,791	—	263,791	274,981	—	274,981
Other	8,589	—	8,589	10,864	—	10,864
Total	$487,766	$—	$487,766	$478,440	$—	$478,440

Geographic Region
United States	$387,329	$—	$387,329	$390,176	$—	$390,177
International	100,437	—	100,437	88,264	—	88,263
Total	$487,766	$—	$487,766	$478,440	$—	$478,440
_________________________
(1)Represents adjustments and charges associated with product recalls.

	Nine Months Ended September 27, 2025			Nine Months Ended September 28, 2024
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$551,255	$—	$551,255	$564,326	$—	$564,326
Direct-to-consumer	733,531	—	733,531	719,007	—	719,007
Total	$1,284,786	$—	$1,284,786	$1,283,333	$—	$1,283,333

Category
Coolers & Equipment	$556,175	$—	$556,175	$518,443	$—	$518,443
Drinkware	705,830	—	705,830	736,084	—	736,084
Other	22,781	—	22,781	28,806	—	28,806
Total	$1,284,786	$—	$1,284,786	$1,283,333	$—	$1,283,333

Geographic Region
United States	$1,026,376		$1,026,376	$1,052,858	$—	$1,052,859
International	258,410	—	258,410	230,475	—	230,474
Total	$1,284,786	$—	$1,284,786	$1,283,333	$—	$1,283,333
_________________________
(1)Represents adjustments and charges associated with product recalls.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Net cash provided by operating activities	$81,839	$35,806
Less: Purchases of property and equipment	(31,772)	(31,341)
Free cash flow	$50,067	$4,465